UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2013

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208 Lake Oswego, Oregon 97034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2013, Galena Biopharma, Inc., a Delaware corporation (“we,” “us,” “our” and the “Company”), and Orexo AB, a public limited company organized and existing under the laws of Sweden (“Orexo”), entered into an asset purchase agreement and a related license agreement under which we agreed to acquire exclusive U.S. rights to Abstral® and related assets, including existing raw materials and product inventory. Abstral® was approved by the U.S. Food and Drug Administration (“FDA”) in 2011, but has achieved only limited distribution and sales in the U.S. In November 2012 Orexo agreed to reacquire Abstral U.S. rights from Strakan International SARL (“Strakan”), the former U.S. rights holder.

The closing under the asset purchase agreement occurred on March 18, 2013. The transfer to us of the Abstral U.S. rights and related assets will occur over a transition period ending June 30, 2013.

Abstral is a novel, rapidly-disintegrating, sublingual (under the tongue) formulation of tentanyl, a well-established opioid, and is indicated for the management of breakthrough pain in cancer patients who are receiving, but are tolerant to, opioid therapy for their persistent baseline pain.

In exchange for the Abstral U.S. rights and related assets, at the closing we paid Orexo $10 million in cash from our cash on hand, and we have agreed to pay to Orexo: (i) $5 million in cash upon the earlier of (a) the approval by the FDA of a specified U.S. manufacturer of Abstral and (b) the first anniversary of the closing; (ii) three one-time future cash milestone payments based on our “net sales” (as defined) of Abstral, and (iii) a low double-digit royalty on future “net sales.” No further milestone payments or royalty will be due after the date on which all claims of the last remaining licensed patents expire (currently 2019) or become invalidated by a governmental agency.

Under the asset purchase agreement, we assumed responsibility for the U.S. commercialization of Abstral and for all regulatory and reporting matters in the U.S. We also have agreed in the asset purchase agreement to establish and maintain from January 1, 2014 through December 31, 2015, which we refer to as the “marketing period,” a specified minimum field sales force to market, sell and distribute Abstral and to use commercially reasonable efforts to reach specified sales milestones. Under the asset purchase agreement, Orexo will be entitled to reacquire Abstral U.S. rights from us for no consideration if we breach our obligations to establish and maintain the requisite sales force throughout the marketing period.

In the asset purchase agreement, Orexo agrees not to market, sell or distribute in the U.S. any competing product containing fentanyl as the sole active ingredient. We also are entitled under the asset purchase agreement to the first right of negotiation to purchase or license in the U.S. any new pharmaceutical product acquired or licensed by Orexo containing fentanyl as an active ingredient, should Orexo seek to sell or license such product.

The asset purchase and license agreements include various representations, warranties, covenants, indemnification, termination and other provisions customary for transactions of this sort.

The preceding summary of the Orexo asset purchase agreement and the transactions contemplated thereby does not purport to be complete and is subject to the full text of the agreement that will be filed with our quarterly report on Form 10-Q for the quarter ended March 31, 2013.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The closing under the asset purchase agreement occurred on March 18, 2013. A summary of the terms of the acquisition are set forth in Item 1.01, above, which information is incorporated herein by reference.

Other than in connection with the acquisition of Abstral U.S. rights, neither we nor any of our officers, directors or affiliates have had any material relationship with Orexo or Stakan.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, above, for a summary of the financial terms of our acquisition of the Abstral U.S. rights, which information is incorporated herein by reference.

We have identified a commercialization team to manage our planned launch of Abstral in the fourth quarter of 2013. To fund our acquisition and launch of Abstral, we intend to enter into a debt financing, subject to customary closing conditions. We expect the debt financing to consist of a $15 million term loan to be drawn in two tranches. Terms are expected to include a coupon rate of approximately 7.59 percent and 4.5 percent warrant coverage. Payments of interest only would be due monthly through approximately April 2014, when payments of principal and interest would become payable for 30 months to repay the term loan in full by maturity in 2016. The actual terms of the proposed debt financing, however, may be different.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our intentions and expectations for commercialization of Abstral and the funding of the Abstral acquisition. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the possibility that our commercialization of Abstral may be delayed or prove unsuccessful, and that the planned debt financing may not be completed on the terms indicated, or at all. Our business and operations and the development of its product candidates also are subject to the risks and uncertainties identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 12, 2013. Actual results may differ materially from those contemplated by these forward-looking statements. We do not undertake to update any of these forward-looking statements to reflect a change in our views or events or circumstances that occur after the date of this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

A copy of our press release issued on March 18, 2013 regarding the transactions described in this report is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: March 21, 2013	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Galena Biopharma, Inc. dated March 18, 2013.

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